EXHIBIT 23.2

     This is the form of the consent which will be issued upon effectiveness of the common stock split described in the first paragraph of Note 11 to the financial statements.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
August 23, 1996

                    CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-1 to issue shares of Common Stock of our reports dated March 12, 1996, except as to the information in the first paragraph of Note 11, for which the date is September [ ], 1996 on our audits of the financial statements and financial statement schedule of Boston Biomedica, Inc. and Subsidiaries. We also consent to the references to our firm under the captions "Selected Consolidated Financial Data" and "Experts."

Boston, Massachusetts



                       See Notes to Financial Statements